Exhibit 4(c)


                    CERTIFICATE OF AMENDMENT

             TO AMENDED ARTICLES OF INCORPORATION OF

                       OHIO POWER COMPANY

                    BY THE BOARD OF DIRECTORS


     The undersigned, Vice President and Assistant Secretary, of Ohio Power Company, an Ohio corporation, with its principal office located in Canton, Ohio, do hereby certify that a meeting of the Board of Directors of said corporation was duly called and held on the ______ day of __________, ____, at which meeting a quorum of such Directors was present, and that at such meeting the following Resolution of Amendment to Amended Articles of Incorporation was duly adopted under authority of subdivision (B)(l) of Ohio Revised Code Section 1701.70:

          RESOLVED, that Article Fourth of the Amended Articles of Incorporation of Ohio Power Company, dated and filed in the office of the Secretary of State of the State of Ohio on March 7, 1977, subsequently as amended, be further amended, by the addition thereto of the following new paragraphs (41) and
     (42), which new paragraphs shall read as follows:

          (41) The Corporation hereby classifies $__________ par value of the Cumulative Preferred Stock ($______ non-voting) as a series of such Cumulative Preferred Stock ($______ non-voting), which shall be designated as "______% Cumulative Preferred Stock", consisting of __________ shares of the par value of $______ per share.

          (42) The preferences, rights, restrictions or qualifications and the description and terms of the ______% Cumulative Preferred Stock, in the respects in which the shares of such series vary from shares of other series of the Cumulative Preferred Stock, ($______ non-voting), shall be as follows:

               (a) The annual dividend rate for such series shall be ______% per annum, which dividend shall be calculated, per share, at such percentage multiplied by $______. Dividends on all shares of said series issued prior to the record date for the initial dividend payable on all shares of such series shall be cumulative from the date of initial issuance of the shares of such series.

               (b) Such series shall not be subject to redemption prior to _______________; the regular redemption price for shares of such series shall be $______ per share on or after _______________, plus an amount equal to accrued and unpaid dividends to the date of redemption.

               (c) The preferential amounts to which the holders of shares of such series shall be entitled upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation shall be $______ per share, plus an amount equal to accrued and unpaid dividends to the date of redemption.

               [(d)(1)   A sinking fund shall be established for
          the retirement of the shares of such series. So long as there shall remain outstanding any shares of such series, the Corporation shall, to the extent permitted by law, on _______________, and on each __________ 1 thereafter to and including _______________, redeem as and for a sinking fund requirement, out of funds legally available therefor, a number of shares equal to ______% of the total number of shares initially classified in Paragraph 41 hereof, at a sinking fund redemption price of $______ per share plus accrued and unpaid dividends to the date of redemption. The sinking fund requirement shall be cumulative so that if on any such __________ 1 the sinking fund requirement shall not have been met, then such sinking fund requirement, to the extent not met, shall become an additional sinking fund requirement for the next succeeding __________ 1 on which such redemption may be effected.

                    (2)  The remaining shares of such series
          outstanding on __________, ____ will be redeemed, to the extent permitted by law, by mandatory redemption, out of funds legally available therefor, on such date at a mandatory redemption price of $______ per share plus accrued and unpaid dividends to the date of redemption.

                    (3) The Corporation shall be entitled, at its election, to credit against the sinking fund requirement due on __________ 1 of any year pursuant to clause (d)(1) of this Paragraph 42, shares of such series theretofore purchased or otherwise acquired by the Corporation and not previously credited against any such sinking fund requirement.]

               (e) The shares of such series shall not have any rights to convert the same into and/or purchase stock of any other series or class or any other securities, or any special rights other than those specified herein.

          FURTHER RESOLVED, that a certificate signed by the Chairman of the Board, the President, or a Vice President and the Secretary or an Assistant Secretary of the Corporation, containing a copy of this resolution and a statement of the manner of its adoption, be filed in the Office of the Secretary of State of the State of Ohio.

     IN WITNESS WHEREOF, the undersigned Vice President and
Assistant Secretary of Ohio Power Company, acting for and on behalf of said corporation, have hereunto subscribed their names and caused the seal of said corporation to be hereunto affixed this ______ day of __________, ____.

                              OHIO POWER COMPANY



                              By________________________________
                                        Vice President



                              By________________________________
                                      Assistant Secretary